Exhibit 99.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184365) and Form S-3 (Nos. 333-187427 and 333-91455) of Voxx International Corporation and Subsidiaries of our report dated January 31, 2020, relating to the consolidated financial statements of ASA Electronics, LLC and Subsidiaries, appearing in this Annual Report on Form 10-K of Voxx International Corporation and Subsidiaries for the year ended February 29, 2020.

/s/ RSM US LLP

Elkhart, Indiana

June 15, 2020